EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ARBINET-THEXCHANGE, INC.

Arbinet-thexchange, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to change the name of the Corporation and (ii) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND:  That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

THIRD:  That upon the effectiveness of this Certificate of Amendment (the “Effective Time”), Article FIRST of the Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:

“FIRST:  The name of the corporation is Arbinet Corporation.”

FOURTH:  That the Effective Time of this Certificate of Amendment shall be upon filing with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 16th day of June, 2009.

ARBINET-THEXCHANGE, INC.

By:	/s/ Shawn F. O’Donnell
Shawn F. O’Donnell
Chief Executive Officer and President